UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):         September 30, 2004

Hibernia Corporation
(Exact name of registrant as specified in its charter)

Louisiana (State or other jurisdiction of incorporation)	1-10294 (Commission File Number)	72-0724532 (IRS Employer Identification No.)
313 Carondelet Street, New Orleans, Louisiana 70130 (Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (504) 533-3333

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

        On September 30, 2004 (the “Sale Date”), Hibernia National Bank (“Hibernia”) entered into a Mortgage Servicing Purchase and Sale Agreement dated and effective as of the Sale Date, with CitiMortgage, Inc., pursuant to which Hibernia sold (as of the Sale Date) to CitiMortgage, Inc. its approximately $10 billion third-party residential mortgage servicing portfolio. Delivery of mortgage loan files is scheduled to take place in the first quarter of 2005 on certain specified dates (the “Transfer Dates”), subject to receipt of approval of the owners of the mortgage loans. The purchase price is a formula based upon, among other things, the outstanding principal balance on the Sale Date of the mortgage loans in the portfolio. Thirty percent of the estimated purchase price was paid on the Sale Date, with the balance to be paid on or after the Transfer Date(s) as mortgage loan files are transferred, subject to the satisfaction of specified conditions on the payment dates. The transaction will not have a material impact on Hibernia’s third-quarter or full-year earnings.

        Between the Sale Date and the Transfer Date(s), Hibernia will service the mortgage loans on behalf of CitiMortgage pursuant to an Interim Servicing Agreement.

Item 8.01. Other Events.

        On September 30, 2004, Hibernia National Bank issued a news release dated September 30, 2004, announcing that it had completed the sale of its approximately $10 billion third-party residential mortgage servicing portfolio to CitiMortgage, Inc. A copy of the news release is filed as an exhibit hereto and incorporated by reference into this Item 8.01.

Item 9.01. Financial Statements and Exhibits.

    (c)        The exhibit listed below is being filed in connection with Item 8.01 hereof as a part of this current report on Form 8-K.

Exhibit No.        Description

99.1                    News release dated September 30, 2004.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 6, 2004	HIBERNIA CORPORATION (Registrant) By: /s/ Cathy E. Chessin Cathy E. Chessin Executive Vice President, Secretary and Corporate Counsel

EXHIBIT INDEX

Exhibit No.        Description

99.1                    News release dated September 30, 2004.

Exhibit 99.1

NEWS RELEASE––HIBERNIA

MEDIA INQUIRIES:	INVESTOR INQUIRIES:	FOR IMMEDIATE RELEASE
Steven Thorpe--Vice President,	Trisha Voltz--Senior Vice President	Sept. 30, 2004
Public Relations	and Manager, Investor Relations
Office: (504) 533-2753	Office: (504) 533-2180
E-mail: sthorpe@hibernia.com	E-mail: tvoltz@hibernia.com

Hibernia Completes Sale of Mortgage Servicing Portfolio

        NEW ORLEANS – Hibernia today announced it has completed the sale of its approximately $10-billion third-party residential mortgage servicing portfolio to CitiMortgage, Inc. Transfer of mortgage files is expected to occur in first-quarter 2005, and Hibernia has agreed to service those loans until that time.

        The transaction will not have a material impact on Hibernia’s third-quarter or full-year earnings.

        As previously announced, Hibernia will continue to originate home loans, directing its mortgage banking efforts toward retail residential origination and releasing the servicing rights to others in the industry. Hibernia will continue to service approximately $2 billion of Hibernia-owned adjustable-rate mortgages (ARMs) and to own a portfolio of approximately $600 million that is serviced by others for Hibernia.

        “The sale of the third-party residential mortgage servicing portfolio eliminates the earnings volatility associated with this asset and, as a result, Hibernia will not record charges or reversals associated with mortgage servicing rights impairment (MSR) in the third quarter or subsequent quarters,” said Herb Boydstun, Hibernia’s president and CEO. Hibernia recorded MSR impairment expenses in first-quarter 2004 and a reversal of a portion of temporary MSR impairment in the next quarter.

        Hibernia is on Forbes magazine’s list of the world’s 2,000 largest companies and Fortune magazine’s list of America’s top 1,000 companies according to annual revenue. Hibernia has $21.3 billion in assets and 310 locations in 34 Louisiana parishes and 34 Texas counties. Hibernia Corporation’s common stock (HIB) is listed on the New York Stock Exchange.

Statements in this report that are not historical facts should be considered forward-looking statements with respect to Hibernia. Forward-looking statements of this type speak only as of the date of this report. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, unforeseen local, regional, national or global events, economic conditions, asset quality, interest rates, prepayment speeds, servicing costs, loan demand, changes in business or consumer spending, borrowing or savings habits, deposit growth, adequacy of the reserve for loan losses, competition, stock price volatility, government monetary policy, anticipated expense levels, changes in laws and regulations, the level of success of the Company’s asset/liability management strategies as well as its marketing, product development, sales and other strategies, the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as the Financial Accounting Standards Board and other accounting standard-setters, the costs and effects of litigation and of unexpected or adverse outcomes in such litigation, unexpected costs or issues in its expansion or acquisition plans and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements and could impact Hibernia’s ability to achieve the goals described in its mission statement. Hibernia undertakes no obligation to update or revise forward-looking statements to reflect subsequent circumstances, events or information or for any other reason.